Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES THIRD QUARTER 2025 RESULTS
•Q3’25 net sales of $493.8 million, an increase of 7% Y/Y
•Organic sales volumes increased 3% Y/Y driven by new business wins of approximately 5%
•Q3’25 net income of $30.5 million and earnings per diluted share of $1.75
•Non-GAAP net income of $36.3 million and non-GAAP earnings per diluted share of $2.08, an increase of 10% Y/Y
•Delivered adjusted EBITDA of $82.9 million, a 5% increase Y/Y, and adjusted EBITDA margins of 16.8%
•Generated $51.4 million of operating cash flow in Q3’25; Reduced net leverage ratio to 2.4x

October 30, 2025
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its third quarter 2025 results today.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share data)	2025	2024	2025	2024
Net sales	$493,842	$462,274	$1,420,156	$1,395,600
Net income (loss) attributable to Quaker Chemical Corporation	30,469	32,346	(23,189)	102,458
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	1.75	1.81	(1.32)	5.70
Non-GAAP net income *	36,270	33,981	94,298	109,886
Non-GAAP Earnings per diluted share *	2.08	1.89	5.37	6.11
Adjusted EBITDA *	82,851	78,562	227,377	246,135
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Third Quarter 2025 Consolidated Results
Net sales in the third quarter of 2025 were $493.8 million, an increase of 7% compared to $462.3 million in the third quarter of 2024. This increase was primarily driven by an increase in organic sales volumes of 3%, a contribution from acquisitions of 5% and a favorable impact from foreign currency translation of 1%, partially offset by a decline in selling price and product mix of 2%. Organic sales volumes increased in all segments compared to the prior year, led by an 8% increase in the Asia/Pacific segment. This improvement in organic sales volumes was primarily driven by new business wins of approximately 5% globally, more than offsetting a continuation of soft end market conditions, particularly in the Americas and EMEA segments. The decrease in selling price and product mix was primarily attributable to the impact of the mix of products, services and geographies and the impact of our index-based customer contracts. Organic sales volumes increased 1% compared to the second quarter of 2025.
The Company reported net income in the third quarter of 2025 of $30.5 million, or $1.75 per diluted share, compared to $32.3 million, or $1.81 per diluted share, in the third quarter of 2024. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and non-GAAP earnings per diluted share were $36.3 million and $2.08 respectively in the third quarter of 2025 compared to $34.0 million and $1.89 respectively in the third quarter of 2024. The Company generated adjusted EBITDA of $82.9 million in the third quarter of 2025, an increase of approximately 5% compared to $78.6 million in the third quarter of 2024, driven by the increase in net sales and consistent operating margins. See the Non-GAAP Measures and Reconciliations section below for additional information.
Joe Berquist, Chief Executive Officer and President, commented, “Third quarter results were strong, resulting from the team’s disciplined execution of our strategy. We achieved a 7% increase in sales on 3% organic volume growth, and a 5% improvement in adjusted EBITDA in the quarter, despite a softer than anticipated end market environment. Our performance was driven by new business wins of approximately 5% globally and amplified by continued momentum in Asia/Pacific. We are advancing our strategic initiatives, leveraging our scale and managing costs to enhance our global competitiveness and improve margins. Solid cash generation enabled us to further strengthen our balance sheet and return cash to shareholders through dividends and share repurchases.

“We anticipate the current soft environment will persist at least through year end, with normal seasonality expected. The resilience of our business is evident. We are confident in our ability to convert our sales pipeline and have line of sight to execute our ongoing cost and productivity initiatives. We expect to deliver year-over-year revenue and earnings growth in the fourth quarter, and are building momentum on our enterprise strategy to sustain above market growth in 2026 and beyond.”

Third Quarter 2025 Segment Results
The Company’s third quarter and nine months of 2025 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales *
Americas	$222,787	$220,275	$657,560	$673,546
EMEA	143,900	134,135	413,101	410,558
Asia/Pacific	127,155	107,864	349,495	311,496
Total net sales	$493,842	$462,274	$1,420,156	$1,395,600
Segment operating earnings *
Americas	$58,913	$62,121	$176,351	$193,027
EMEA	26,479	24,644	74,867	80,867
Asia/Pacific	35,569	30,656	90,214	92,033
Total segment operating earnings	$120,961	$117,421	$341,432	$365,927
*Refer to the Segment Measures and Reconciliations section below for additional information
The following table summarizes the sales variances by reportable segment and consolidated operations in the third quarter of 2025 compared to the third quarter of 2024:

	Sales volumes	Selling price & product mix	Foreign currency	Acquisition & other	Total
Americas	—%	(2)%	1%	2%	1%
EMEA	1%	1%	3%	2%	7%
Asia/Pacific	8%	(5)%	1%	14%	18%
Consolidated	3%	(2)%	1%	5%	7%
Net sales in the Asia/Pacific segment increased 18% in the third quarter of 2025 compared to the same period in 2024, as an increase in organic sales volumes, a further contribution in sales from acquisitions, primarily Dipsol, and a favorable impact of foreign currency translation, was partially offset by a decrease in selling price and product and geographic mix. Net sales in the EMEA segment increased 7% in the third quarter of 2025 compared to the same period in 2024, due to an increase in organic sales volumes, a further increase in sales from acquisitions, an increase in selling price and product mix, and a favorable impact of foreign currency translation. Net sales in the Americas segment increased 1% in the third quarter of 2025 compared to the same period in 2024, due to a contribution in sales from acquisitions and a favorable impact from foreign currency translation, partially offset by a decline in selling price and product mix. Organic sales volumes in the Americas were consistent with the prior year period.
New business wins were strong across all segments in the third quarter of 2025 despite softer underlying end market activity compared to prior year levels. The decline in selling price and product mix in the third quarter of 2025 compared to the same period in 2024 reflects changes in the mix of products, services and geographies, and the impact of our index-based customer contracts.
Consolidated net sales increased approximately 2% compared to the second quarter of 2025, driven by an increase in organic sales volumes and a favorable impact from foreign currency translation. Selling price and product mix was consistent with the prior quarter. Net sales increased in all segments compared to the second quarter of 2025 driven by new business wins, despite a continuation of soft underlying end market activity. Organic sales volumes increased in the Asia/Pacific and Americas segments but declined in EMEA. Foreign currency translation was favorable to sales across all segments in the third quarter of 2025 compared to the second quarter of 2025.

Segment operating earnings increased in the EMEA and Asia/Pacific segments in the third quarter of 2025 compared to the prior year, primarily due to the improvement in net sales. Segment operating earnings decreased in the Americas segment in the third quarter of 2025 compared to the prior year as an increase in net sales was offset by a modest decline in segment operating margins. Segment operating earnings increased in the Asia/Pacific and EMEA segments in the third quarter of 2025 compared to the second quarter of 2025, primarily driven by an increase in net sales, and declined slightly in the Americas segment.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $89.9 million for the nine months ended September 30, 2025, compared to $141.5 million for the same period in 2024. The Company’s operating cash flow primarily reflects a lower operating performance, higher cash outflows from restructuring activities, and higher cash outflows for working capital activities, primarily due to lower inflows from the timing of collection of accounts receivable and higher outflows for the purchases of inventories.
As of September 30, 2025, the Company’s total gross debt was $875.2 million and its cash and cash equivalents was $172.0 million, which resulted in net debt of approximately $703.2 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.4x. The increase in the company’s leverage ratio compared to the prior year primarily reflects the Company’s acquisition of Dipsol, which was completed in April 2025, and was funded with borrowings under the Company’s existing credit facility. In the third quarter of 2025, the Company reduced outstanding gross debt by approximately $61.5 million compared to the second quarter of 2025, and repurchased 29,791 shares for $3.8 million.
Non-GAAP Measures and Reconciliations
The information in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, facilitate a comparison among fiscal periods, and exclude items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, taxes on income before equity in net income of associated companies – adjusted, non-GAAP net income, and non-GAAP earnings per diluted share, as discussed and reconciled below to the most comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA, which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA, which is calculated as EBITDA plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income, which is calculated as operating income plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. Additionally, the Company presents non-GAAP gross profit, which is calculated as gross profit plus or minus certain items that management believes are not indicative of future operating performance or considered core to the Company’s operations. In addition, the Company presents non-GAAP Adjusted EBITDA margin, non-GAAP operating margin, and non-GAAP gross margin, which are calculated as the percentage of adjusted EBITDA, non-GAAP operating income, and non-GAAP gross profit to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended September 30, 2025 adjusted EBITDA of $292.2 million, which consists of (i) the nine months ended September 30, 2025 adjusted EBITDA of $227.4 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2024 adjusted EBITDA of $310.9 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2024 results press release dated February 24, 2025, less (iii) the nine months ended September 30, 2024 adjusted EBITDA of $246.1 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Gross Profit and Margin Reconciliations	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross profit	$180,865	$172,549	$513,848	$529,830
Acquisition-related step-up inventory amortization	—	—	6,022	—
Loss (gain) on inventory and other adjustments	671	—	(2,933)	—
Non-GAAP gross profit	$181,536	$172,549	$516,937	$529,830
Non-GAAP profit margin (%)	36.8%	37.3%	36.4%	38.0%

Non-GAAP Operating Income and Margin Reconciliations	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating income	$46,641	$51,718	$21,755	$165,693
Acquisition-related step-up inventory amortization	—	—	6,022	—
Restructuring and related charges, net	7,745	2,610	31,128	4,787
Acquisition-related expenses	642	381	4,775	898
Loss (gain) on inventory and other adjustments	671	—	(3,256)	—
Customer insolvency costs	—	—	—	1,522
Impairment charges	—	—	88,840	—
Acquisition-related depreciation and amortization	1,656	—	3,337	—
Other charges (credits)	530	(519)	1,695	347
Non-GAAP operating income	$57,885	$54,190	$154,296	$173,247
Non-GAAP operating margin (%)	11.7%	11.7%	10.9%	12.4%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to Quaker Chemical Corporation	$30,469	$32,346	$(23,189)	$102,458
Depreciation and amortization (a)	24,436	21,423	69,187	63,907
Interest expense	10,941	10,347	33,265	31,925
Taxes on income before equity in net income of associated companies (b)	9,266	12,167	22,280	40,453
EBITDA	75,112	76,283	101,543	238,743
Equity income in a captive insurance company	(1,691)	(285)	(4,437)	(1,266)
Acquisition-related step-up inventory amortization	—	—	6,022	—
Restructuring and related charges, net	7,745	2,610	31,128	4,787
Acquisition-related expenses	642	381	4,775	898
Loss (gain) on inventory and other adjustments	671	—	(3,256)	—
Pension and postretirement benefit costs, non-service components	469	469	1,351	1,398
Customer insolvency costs	—	—	—	1,522
Impairment charges	—	—	88,840	—
Product liability claim costs, net	—	—	—	896
Business interruption insurance proceeds	—	(1,000)	—	(1,000)
Currency conversion impacts of hyper-inflationary economies	886	624	2,073	333
Loss on acquisition-related hedges	—	—	1,351	—
Gain on sale of assets	—	—	(2,534)	—
Multiemployer plan withdrawal charge	923	—	923	—
Brazilian non-income tax credits	(1,762)	—	(1,762)	—
Other charges (credits)	(144)	(520)	1,360	(176)
Adjusted EBITDA	$82,851	$78,562	$227,377	$246,135
Adjusted EBITDA margin (%)	16.8%	17.0%	16.0%	17.6%

Adjusted EBITDA	$82,851	$78,562	$227,377	$246,135
Less: Depreciation and amortization (a)	24,436	21,423	69,187	63,907
Less: Interest expense	10,941	10,347	33,265	31,925
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	12,860	12,811	33,964	40,417
Plus: Acquisition-related depreciation and amortization	1,656	—	3,337	—
Non-GAAP net income	$36,270	$33,981	$94,298	$109,886

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Earnings per Diluted Share Reconciliations	2025	2024	2025	2024
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.75	$1.81	$(1.32)	$5.70
Equity income in a captive insurance company	(0.10)	(0.02)	(0.25)	(0.07)
Acquisition-related step-up inventory amortization	—	—	0.25	—
Restructuring and related charges, net	0.30	0.11	1.31	0.20
Acquisition-related expenses	0.02	0.02	0.21	0.04
Loss (gain) on inventory and other adjustments	0.02	—	(0.14)	—
Pension and postretirement benefit costs, non-service components	0.02	0.02	0.06	0.06
Customer insolvency costs	—	—	—	0.06
Impairment charges	—	—	4.91	—
Product liability claim costs, net	—	—	—	0.04
Business interruption insurance proceeds	—	(0.04)	—	(0.04)
Currency conversion impacts of hyper-inflationary economies	0.05	0.04	0.12	0.02
Loss on acquisition-related hedges	—	—	0.06	—
Gain on sale of assets	—	—	(0.11)	—
Multiemployer plan withdrawal charge	0.04	—	0.04	—
Brazilian non-income tax credits	(0.08)	—	(0.08)	—
Other charges (credits)	0.02	(0.03)	0.07	(0.01)
Discrete tax items	(0.02)	(0.02)	0.11	0.11
Acquisition-related depreciation and amortization	0.06	—	0.13	—
Non-GAAP earnings per diluted share	$2.08	$1.89	$5.37	$6.11
a.Depreciation and amortization for the three and nine months ended September 30, 2025 and 2024 each includes approximately $0.2 million and $0.7 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations. This is attributable to the amortization of the fair value purchase accounting step-up in connection with the acquisition of the Company’s 50% equity interest in Korea Houghton Corporation.
b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits for the three and nine months ended September 30, 2025 and 2024.
Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related product costs and other operating expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and restructuring charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense and Other (expense) income, net.

The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales
Americas	$222,787	$220,275	$657,560	$673,546
EMEA	143,900	134,135	413,101	410,558
Asia/Pacific	127,155	107,864	349,495	311,496
Total net sales	$493,842	$462,274	$1,420,156	$1,395,600
Segment operating earnings
Americas	$58,913	$62,121	$176,351	$193,027
EMEA	26,479	24,644	74,867	80,867
Asia/Pacific	35,569	30,656	90,214	92,033
Total segment operating earnings	120,961	117,421	341,432	365,927
Restructuring and related charges, net	(7,745)	(2,610)	(31,128)	(4,787)
Impairment charges	—	—	(88,840)	—
Non-operating and administrative expenses	(49,560)	(47,778)	(151,137)	(149,538)
Depreciation of corporate assets and amortization	(17,015)	(15,315)	(48,572)	(45,909)
Operating income	46,641	51,718	21,755	165,693
Other (expense) income, net	(270)	783	(1,632)	2,285
Interest expense	(10,941)	(10,347)	(33,265)	(31,925)
Income (loss) before taxes and equity in net income of associated companies	$35,430	$42,154	$(13,142)	$136,053

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of economic downturns; tariffs, including the uncertainty surrounding changes in tariffs; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits or uncertainties of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. A major risk is that demand for the Company’s products and services is largely derived from the demand for our customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to inflationary pressures, including increases in raw material costs; supply chain constraints and the impacts of economic downturns; customer financial instability; high interest rates and their impact on our and our customers’ business operations; the impacts from acts of war, terrorism and military conflicts, including those in Ukraine and the Middle East as well as economic, political and governmental actions taken by various governments and governmental organizations in response; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes; the possibility of economic recession; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, retaliatory tariffs, “trade wars” and trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies; foreign currency fluctuations; significant changes in applicable tax rates and regulations and the potential impacts therefrom, including those arising from H.R.1, commonly known as the “One Big Beautiful Bill Act”; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; the effects of climate change, fires or other natural disasters; the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents; and U.S. political conditions and legislative and regulatory activity (or inactivity), including adoption of (or failure to adopt) new laws, regulations and executive orders, changes in existing laws, regulations and executive orders or the way they are interpreted or applied, and adoption of laws, regulations or executive orders that conflict among jurisdictions in which we operate. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automotive, aerospace, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2025 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its third quarter of 2025 performance is scheduled for Friday, October 31, 2025 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$493,842	$462,274	$1,420,156	$1,395,600
Cost of goods sold	312,977	289,725	906,308	865,770
Gross profit	180,865	172,549	513,848	529,830
Selling, general and administrative expenses	126,479	118,221	372,125	359,350
Impairment charges	—	—	88,840	—
Restructuring and related charges, net	7,745	2,610	31,128	4,787
Operating income	46,641	51,718	21,755	165,693
Other (expense) income, net	(270)	783	(1,632)	2,285
Interest expense	(10,941)	(10,347)	(33,265)	(31,925)
Income (loss) before taxes and equity in net income of associated companies	35,430	42,154	(13,142)	136,053
Taxes on income before equity in net income of associated companies	9,266	12,167	22,280	40,453
Income (loss) before equity in net income of associated companies	26,164	29,987	(35,422)	95,600
Equity in net income of associated companies	4,322	2,385	12,262	6,940
Net income (loss)	30,486	32,372	(23,160)	102,540
Less: Net income attributable to noncontrolling interest	17	26	29	82
Net income (loss) attributable to Quaker Chemical Corporation	$30,469	$32,346	$(23,189)	$102,458
Per share data:
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – basic	$1.75	$1.81	$(1.32)	$5.71
Net income (loss) attributable to Quaker Chemical Corporation common shareholders – diluted	$1.75	$1.81	$(1.32)	$5.70
Basic weighted average common shares outstanding	17,363,947	17,837,858	17,524,377	17,889,168
Diluted weighted average common shares outstanding	17,421,090	17,864,335	17,545,666	17,909,967

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$172,038	$188,880
Accounts receivable, net	436,216	400,126
Inventories	268,608	227,472
Prepaid expenses and other current assets	69,123	59,939
Total current assets	945,985	876,417

Property, plant and equipment, net	295,784	229,532
Right-of-use lease assets	38,454	34,120
Goodwill	501,767	518,894
Other intangible assets, net	890,645	827,098
Investments in associated companies	106,783	98,012
Deferred tax assets	10,050	9,216
Other non-current assets	27,329	17,360
Total assets	$2,816,797	$2,610,649

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$35,949	$37,554
Accounts payable	205,541	198,137
Dividends payable	8,825	8,572
Accrued compensation	42,095	50,212
Accrued restructuring	4,800	2,297
Accrued pension and postretirement benefits	2,259	2,328
Other accrued liabilities	83,930	80,668
Total current liabilities	383,399	379,768

Long-term debt	838,522	669,614
Long-term lease liabilities	22,637	20,028
Deferred tax liabilities	150,726	138,828
Non-current accrued pension and postretirement benefits	23,769	23,783
Other non-current liabilities	30,861	24,445
Total liabilities	1,449,914	1,256,466

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding September 30, 2025 – 17,367,942 shares; December 31, 2024 – 17,673,607 shares	17,368	17,674
Capital in excess of par value	876,911	903,781
Retained earnings	584,706	633,731
Accumulated other comprehensive loss	(115,333)	(201,619)
Total Quaker shareholders’ equity	1,363,652	1,353,567
Noncontrolling interest	3,231	616
Total equity	1,366,883	1,354,183
Total liabilities and equity	$2,816,797	$2,610,649

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(23,160)	$102,540
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	68,471	63,159
Equity in undistributed earnings of associated companies, net of dividends	(4,366)	1,045
Deferred income taxes	(16,503)	(7,934)
Share-based compensation	10,419	12,413
Impairment charges	88,840	—
Restructuring and related charges, net	31,128	4,787
Inventory step-up amortization	6,022	—
Gain on disposal of property, plant, equipment and other assets	(2,051)	—
Other adjustments	(5,082)	(4,325)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	4,585	20,625
Inventories	(16,473)	(10,875)
Prepaid expenses and other current assets	(4,258)	(7,912)
Accrued restructuring	(21,671)	(6,397)
Accounts payable and accrued liabilities	(25,992)	(25,612)
Net cash provided by operating activities	89,909	141,514
Cash flows from investing activities
Investments in property, plant and equipment	(33,630)	(19,337)
Payments related to acquisitions, net of cash acquired	(164,209)	(39,302)
Proceeds from disposition of assets	2,992	2,798
Other investing activities	1,828	—
Net cash used in investing activities	(193,019)	(55,841)
Cash flows from financing activities
Payments of long-term debt	(25,967)	(48,600)
Borrowings on revolving credit facilities, net	168,938	30,500
Payments on other debt, net	(525)	(842)
Dividends paid	(25,583)	(24,523)
Shares purchased under share repurchase programs	(36,496)	(22,906)
Other stock related activity	(1,099)	(631)
Net cash provided by (used in) financing activities	79,268	(67,002)
Effect of foreign exchange rate changes on cash	7,000	(1,124)
Net (decrease) increase in cash and cash equivalents	(16,842)	17,547
Cash and cash equivalents at the beginning of the period	188,880	194,527
Cash and cash equivalents at the end of the period	$172,038	$212,074